UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Hormel Foods Corporation

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On January 13, 2026, Hormel Foods Corporation (“Hormel”) issued a press release which contains information regarding Hormel’s 2026 Annual Meeting of Stockholders. A copy of the press release can be found below:

Contact: Media Relations
media@hormel.com

Hormel Foods To Hold 2026 Annual Meeting of Stockholders

AUSTIN, Minn., (Jan. 13, 2026) — Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, will hold its 2026 Annual Meeting of Stockholders in person at Austin High School’s Richard L. Knowlton Auditorium (300 NW 4th Street) in Austin, Minnesota. The meeting will be held at 6 p.m. CST on Tuesday, Jan. 27, 2026, and is open to all registered stockholders or beneficial owners of the company’s common stock as of the close of business on Nov. 28, 2025. Eligible stockholders may attend with one guest.

To attend the annual meeting, stockholders must present a government-issued photo identification, such as a driver's license, state-issued ID card or passport, and establish proof of ownership of the company’s common stock. Please see the company’s proxy statement filed with the Securities and Exchange Commission for a description of the acceptable methods to establish proof of ownership. Presenting an account statement from a bank or broker will not be sufficient to establish proof of ownership.

Doors will open at 5 p.m. CST on the day of the meeting. The company will have an expedited check-in process available for individuals who pre-register for the annual meeting. To receive access to expedited check-in, please pre-register by submitting your attendance request and proof of ownership to ir@hormel.com. Pre-registration requests will be processed in the order in which they are received and must be received no later than Jan. 22, 2026. Attendees who do not pre-register for the meeting should allow ample time for same-day registration. Both pre-registered and same-day registering attendees must present identification to be admitted to the meeting.

Following the business portion of the stockholder meeting, there will be a question-and-answer session. All questions must be submitted in advance of the meeting. The company will not be taking any live questions during the meeting. Stockholders of record and proxy holders who provide their valid 16-digit control number may submit questions in advance at proxyvote.com through 10:59 p.m. CST on Monday, Jan. 26, 2026.

Gift boxes will be available for pick up at the SPAM® Museum during its regular business hours for registered stockholders or beneficial owners of the company’s common stock as of the close of business on Nov. 28, 2025. Gift box pickup begins Wednesday, Jan. 28, 2026, through Saturday, Jan. 31, 2026, while supplies last. Stockholders must present the Notice of Internet Availability, proxy card or voting instruction form to receive a gift box. For information on the SPAM® Museum’s hours and address, visit spam.com/museum. Gift boxes are only available for pickup in-person and will not be shipped. They must be picked up by the stockholder. Limit one gift box per stockholder.

A recording of the 2026 Annual Meeting of Stockholders will be posted at investor.hormelfoods.com following the meeting.

About Hormel Foods — Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minnesota, is a global branded food company with approximately $12 billion in annual revenue. Its brands include PLANTERS®, SKIPPY®, SPAM®, HORMEL® NATURAL CHOICE®, APPLEGATE®, WHOLLY®, HORMEL® BLACK LABEL®, COLUMBUS®, JENNIE-O® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of the best companies to work for by U.S. News & World Report, one of America’s most responsible companies by Newsweek, recognized by TIME magazine as one of the World’s Best Companies and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit hormelfoods.com.

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